Exhibit 99.1
PEPSICO REPORTS SECOND QUARTER 2007 RESULTS
•	Diluted Earnings Per Share of $0.94, up 15%

•	10% Revenue Growth

•	13% Net Income Increase

•	Raises Full Year 2007 EPS Guidance to at least $3.35
PURCHASE, N.Y., July 24, 2007 — PepsiCo reported a 15% increase in second-quarter earnings per share to $0.94. Growth was broad based, with each of the Company’s operating divisions contributing to the 10% revenue and 9% division operating profit growth. The results also reflected a decrease in the quarterly tax rate.
PepsiCo Chairman and CEO Indra Nooyi said, “Our excellent top- and bottom-line performance in the second quarter reflects the underlying strength of our businesses, the high level of execution by our associates across the world, and the balance within our portfolio. All of our lines of business performed at or above our expectations, enabling us to generate strong division profit growth while lapping last year’s best quarter.”
“In North America, Frito-Lay maintained its strong momentum. Balanced revenue growth coupled with productivity resulted in expanded operating margins and 8% operating profit growth. Our beverage business grew operating profits 4%, lapping 13% growth in the prior year, marking another quarter of sequential improvement.”
“On the International side, strong volume gains in snacks and beverages resulted in continued double-digit revenue and operating profit growth. Profit growth was broad based across our geographies.”
Ms. Nooyi continued, “Our strong performance in the first half demonstrates the health of the business and supports our balance-of-year outlook. Accordingly, we are raising our full year earnings guidance to at least $3.35 per share. This change reflects a number of factors for the second half of the year: an increase in long-term R&D expenditures; investment spending to sustain our growth in key segments and geographies; and tax rates in the second half that will be above our average tax rate for the year, which we’re now projecting at 27.3%.”

Summary of PepsiCo Second Quarter 2007 Results

	% Growth Rate
	Quarter Alone	Year to Date
Volume (Servings)	4	4
Net Revenue	10	10
Division Operating Profit	9	9
Net Income	13	14
Earnings Per Share	15	16

Summary of Division Second Quarter 2007 Results

	% Growth Rate
	Quarter Alone			Year to Date
		Net			Net	Oper.
	Volume	Revenue	Oper. Profit	Volume	Revenue	Profit
FLNA	3	6	8	3	6	7
PBNA	(1)	5	4	—	5	2
PI	9/8*	18	18	11/8*	18	22
QFNA	(0.5)	4	2	2	4	2.5

Total Divisions	6/4*	10	9	6/4*	10	9

*Snacks/Beverages
Frito-Lay North America (FLNA) generated 6% revenue growth and 8% operating profit, resulting from margin expansion.
Net revenue grew 6%, reflecting 3% volume growth, positive net pricing and favorable mix. Revenue growth was led by double-digit growth in trademark Doritos, SunChips, multipacks, dips and Quaker rice snacks, partially offset by modest declines in Trademark Lay’s.
Operating margins expanded almost 40 basis points. Revenue gains, manufacturing productivity and favorable casualty insurance adjustments from improved safety performance more than offset increased commodity costs and a double-digit increase in advertising and marketing expenses.
PepsiCo Beverages North America (PBNA) profits grew 4%, lapping 13% growth in the prior year.
Bottler case sales volume declined less than 1% in the quarter, cycling 8% growth in the second quarter of 2006. Carbonated soft drinks (CSD) declined 4% while non-carbonated beverages grew 3%. Non-carbonated volume performance was led by Lipton ready-to-drink teas, growing over 30%, and trademark Aquafina, growing high-single-digits. NCB growth was partially offset by modest declines in Tropicana and Gatorade sports drinks as Tropicana faced significant price increases and Gatorade cycled 29% volume growth in the second quarter of 2006.
Net revenue grew 5%, driven by positive net pricing and favorable mix. Acquisitions contributed 2 percentage points of growth.
Operating profits grew 4%, reflecting net revenue gains that more than offset higher input costs. Operating profit growth would have been 2 percentage points higher excluding the net impact of a $29 million favorable insurance settlement recorded in the second quarter of 2006 and lower amortization expenses in this quarter.
Quaker Foods North America (QFNA) revenue increased 4%.
Net revenue grew 4%, reflecting price increases taken earlier in the year and the resulting modest volume declines. Operating profit increased 2% on the net revenue growth, partially offset by increased raw materials costs.

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PepsiCo International (PI) profits increased 18% on strong snacks and beverage growth.
Snacks volume grew 9%, reflecting double-digit growth in Russia, India and Gamesa in Mexico, partially offset by a 1% decline in our Walkers business in the U.K. Consistent with planned pricing actions, volume at Sabritas in Mexico declined 1%.
Beverage volume grew 8%, cycling 10% in the second quarter of 2006, led by double-digit growth in Pakistan, Russia, the Middle East, the U.K. and China, partially offset by declines in Mexico and Thailand. In total, CSDs grew at a high-single-digit rate, posting growth in each of the division’s four largest trademarks — Pepsi, 7-Up, Mirinda and Mountain Dew. Non-carbonated beverages grew at a double-digit rate, with solid performance across the non-carbonated portfolio.

PI Regional Volume Growth Second Quarter 2007 Results

	Snacks		Beverages
% Growth Rate	Quarter Alone	Year to Date	Quarter Alone	Year to Date
Latin America	6	8	4	5
Europe, Middle East and Africa	11	12	12	11
Asia Pacific	19	19	5	6

Total PI	9	11	8	8
Net revenue grew 18%, reflecting the volume growth and favorable effective net pricing. Foreign currency translation contributed 5 percentage points of growth and acquisitions contributed 4 points of growth.
Operating profit grew 18% driven by the revenue growth, scale leverage and lower amortization expenses. This was partially offset by increased raw material costs and expenses associated with a product recall in Brazil. Foreign currency translation contributed 5 percentage points of growth. Acquisitions had no impact on operating profit growth in the quarter.
Reduced tax rate and share repurchases contributed to EPS growth.
Corporate unallocated expenses increased $21 million, primarily reflecting higher deferred compensation costs. This increase was substantially offset, in interest income, by gains on investments used to economically hedge these costs.
A 220-basis-point reduction in the Company’s quarterly tax rate and a 1.4% reduction in weighted-average shares outstanding also contributed to EPS growth. The tax rate in the quarter was lower than the expected full-year tax rate due primarily to an audit settlement recorded in the quarter.
2007 earnings guidance increased to reflect strength of the business year-to-date.
Given the strength of the business, the Company expects earnings of at least $3.35 per share which includes accelerated second half investments both in long-term R&D as well as in key segments and geographies. Cash provided by operating activities is expected to be approximately $7 billion and net capital spending to be approximately $2.6 billion. The Company’s earnings guidance assumes a full-year tax rate of 27.3%, which includes a favorable adjustment associated with an audit settlement recorded in 2006.

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About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The Company employs approximately 168,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones North America Sustainability Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.
Miscellaneous Disclosures
Conference Call. At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss second-quarter 2007 results and the outlook for the full-year 2007. For details, visit the Company’s website at www.pepsico.com.
Reconciliation. In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “PepsiCo Financial Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.
Bottler Volume. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the second quarter comprising April and May for North America, and March, April and May for PepsiCo International.
Bottler Case Sales (BCS). BCS represents physical beverage volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Concentrate Shipment Equivalents (CSE). CSE represents PepsiCo’s physical beverage volume shipments to bottlers, retailers and independent distributors.
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
Acquisition impacts to PI regional volume growth: For the quarter, acquisitions contributed 3 points to Europe, Middle East and Africa region snacks volume, 10 points to Asia Pacific region snacks volume and 2 points to total snacks. For the year to date, acquisitions contributed 3 points to EMEA snacks, 10 points to Asia Pacific snacks and 2 points to total snacks.

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PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/16/07	6/17/06	6/16/07	6/17/06

Net Revenue	$9,607	$8,714	$16,957	$15,433

Costs and Expenses
Cost of sales	4,342	3,862	7,627	6,824
Selling, general and administrative expenses	3,295	3,016	5,930	5,485
Amortization of intangible assets	11	36	22	67

Operating Profit	1,959	1,800	3,378	3,057

Bottling Equity Income	173	161	247	236
Interest Expense	(54)	(59)	(96)	(121)
Interest Income	39	26	61	71

Income before Income Taxes	2,117	1,928	3,590	3,243

Provision for Income Taxes	560	553	937	921

Net Income	$1,557	$1,375	$2,653	$2,322

Diluted
Net Income Per Common Share	$0.94	$0.81	$1.59	$1.37
Average Shares Outstanding	1,665	1,689	1,669	1,692

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/16/07	6/17/06	6/16/07	6/17/06
Net Revenue
Frito-Lay North America	$2,723	$2,567	$5,276	$4,960
PepsiCo Beverages North America	2,627	2,505	4,713	4,496
PepsiCo International	3,867	3,269	6,115	5,161
Quaker Foods North America	390	373	853	816

Total Net Revenue	$9,607	$8,714	$16,957	$15,433

Operating Profit
Frito-Lay North America	$682	$634	$1,292	$1,203
PepsiCo Beverages North America	650	626	1,075	1,054
PepsiCo International	683	577	1,055	865
Quaker Foods North America	117	115	273	266

Division Operating Profit	2,132	1,952	3,695	3,388
Corporate	(173)	(152)	(317)	(331)

Total Operating Profit	$1,959	$1,800	$3,378	$3,057

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions, unaudited)

	24 Weeks Ended
	6/16/07	6/17/06
Operating Activities
Net income	$2,653	$2,322
Depreciation and amortization	608	610
Stock-based compensation expense	123	128
Excess tax benefits from share-based payment arrangements	(86)	(64)
Pension and retiree medical plan contributions	(116)	(60)
Pension and retiree medical plan expenses	240	246
Bottling equity income, net of dividends	(207)	(195)
Deferred income taxes and other tax charges and credits	64	14
Change in accounts and notes receivable	(852)	(753)
Change in inventories	(526)	(396)
Change in prepaid expenses and other current assets	(69)	(29)
Change in accounts payable and other current liabilities	(28)	—
Change in income taxes payable	369	(6)
Other, net	(155)	(37)

Net Cash Provided by Operating Activities	2,018	1,780

Investing Activities
Capital spending	(743)	(708)
Sales of property, plant and equipment	15	15
Acquisitions and investments in noncontrolled affiliates	(853)	(434)
Cash proceeds from sale of The Pepsi Bottling Group (PBG) stock	192	180
Short-term investments, net	326	908

Net Cash Used for Investing Activities	(1,063)	(39)

Financing Activities
Proceeds from issuances of long-term debt	1,005	109
Payments of long-term debt	(534)	(135)
Short-term borrowings, net	266	(1,500)
Cash dividends paid	(989)	(863)
Share repurchases — common	(1,964)	(1,469)
Share repurchases — preferred	(4)	(5)
Proceeds from exercises of stock options	485	697
Excess tax benefits from share-based payment arrangements	86	64

Net Cash Used for Financing Activities	(1,649)	(3,102)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	41	7

Net Decrease in Cash and Cash Equivalents	(653)	(1,354)

Cash and Cash Equivalents — Beginning of year	1,651	1,716

Cash and Cash Equivalents — End of period	$998	$362

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	6/16/07	12/30/06
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$998	$1,651
Short-term investments	864	1,171

Accounts and notes receivable, net	4,669	3,725

Inventories
Raw materials	1,101	860
Work-in-process	302	140
Finished goods	1,107	926

	2,510	1,926

Prepaid expenses and other current assets	747	657

Total Current Assets	9,788	9,130

Property, plant and equipment, net	10,077	9,687
Amortizable intangible assets, net	671	637

Goodwill	4,789	4,594
Other nonamortizable intangible assets	1,234	1,212

Nonamortizable Intangible Assets	6,023	5,806

Investments in noncontrolled affiliates	3,653	3,690
Other assets	1,713	980

Total Assets	$31,925	$29,930

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$364	$274
Accounts payable and other current liabilities	6,870	6,496
Income taxes payable	355	90

Total Current Liabilities	7,589	6,860

Long-term debt obligations	3,261	2,550
Other liabilities	4,876	4,624
Deferred income taxes	326	528

Total Liabilities	16,052	14,562

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(124)	(120)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	470	584
Retained earnings	26,391	24,837
Accumulated other comprehensive loss	(1,888)	(2,246)

	25,003	23,205
Less: Repurchased common stock	(9,047)	(7,758)

Total Common Shareholders’ Equity	15,956	15,447

Total Liabilities and Shareholders’ Equity	$31,925	$29,930

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/16/07	6/17/06	6/16/07	6/17/06
Beginning Net Shares Outstanding	1,632	1,656	1,639	1,656
Options Exercised/Restricted Stock Units Converted	6	7	14	19
Shares Repurchased	(17)	(13)	(32)	(25)

Ending Net Shares Outstanding	1,621	1,650	1,621	1,650

Weighted Average Basic	1,628	1,652	1,632	1,654
Dilutive Securities:
Options	31	31	31	32
Restricted Stock Units	4	4	4	4
ESOP Convertible Preferred Stock/Other	2	2	2	2

Weighted Average Diluted	1,665	1,689	1,669	1,692

Average Share Price for the Period	$66.32	$58.83	$65.15	$58.81
Growth Versus Prior Year	13%		11%

Options Outstanding	125	142	129	146
Options in the Money	125	142	123	146
Dilutive Shares from Options	31	31	31	32
Dilutive Shares from Options as a % of Options in the Money	25%	22%	25%	22%

Average Exercise Price of Options in the Money	$46.49	$43.83	$45.47	$43.69

Restricted Stock Units Outstanding	8	8	8	8
Dilutive Shares from Restricted Stock Units	4	4	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$58.46	$53.01	$58.44	$52.96

* Weighted-average intrinsic value at grant date

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Operating Profit Growth Reconciliation

24 Weeks
Ended
6/16/07
Total operating profit growth	10%
Impact of corporate unallocated	(1)

Division operating profit growth	9%

Division operating profit and division operating profit growth are not measures defined by generally accepted accounting principles (GAAP). However, we believe investors should consider these measures as we believe they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.